Exhibit 10.17

CAPITAL ONE, N.A. — LOAN NO.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified or restated from time to time, this “Agreement”) dated as of DECEMBER 14, 2011 (the “Effective Date”), will serve to set forth the terms of the Credit Facility (as defined below) by and between CAPITAL ONE, N.A., a national association (together with its successors and assigns, “Lender”), and LEGACY HOUSING, LTD, a Texas limited partnership (“Debtor”).

RECITALS

WHEREAS, Debtor has requested that Lender extend the Credit Facility to Debtor on the terms described in this Agreement; and

WHEREAS, Lender is willing to make the Credit Facility available to Debtor upon and subject to the provisions, terms and conditions set forth in the Loan Documents;

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Definitions.  As used in this Agreement, all exhibits, appendices and schedules hereto, and in any other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provisions, sections or recitals herein:

(a)                                 “Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

(b)                                 “Borrowing Base” has the meaning set forth in Section 2(b)(i).

(c)                                  “Borrowing Base Certificate” means a Borrowing Base Certificate in form acceptable to Lender.

(d)                                 “Business Day” means any day other than a Saturday, Sunday, or any other day on which the Federal Reserve Bank of Dallas, Texas, is closed.

(e)                                  “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Texas; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different articles or divisions of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Texas, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

(f)                                   “Collateral” means:

(i)                                     All present and future accounts, chattel paper (including electronic chattel paper), Collateral Documents (and all payment rights thereunder), Collateral Loans, Commercial Tort Claims, commodity accounts, commodity contracts, deposit accounts, documents, financial assets, general intangibles, health care insurance receivables, instruments, Intellectual Property, investment property, letters of credit, letter of credit rights, payment intangibles (including, but not limited to, all payment intangibles relating to the Collateral Loans), securities, security accounts, security entitlements, and tax refunds now or hereafter owned, held, or acquired.

(ii)                                  All books, records, data, plans, manuals, computer software, computer tapes, computer systems, computer disks, computer programs, source codes and object codes containing any information, pertaining directly or indirectly to the Collateral and all rights to retrieve data and other information pertaining directly or indirectly to the Collateral from third parties.

The term “Collateral,” as used herein, shall also include (i) any other property or assets, real or personal, tangible or intangible, now existing or hereafter acquired, of any Obligor that may at any time be or become subject to a security interest or lien in favor of Lender as security for the Indebtedness, and (ii) all SUPPORTING OBLIGATIONS, PRODUCTS and PROCEEDS of all of the foregoing (including without limitation, insurance payable by reason of loss or damage to the foregoing property) and any property, assets securities, guaranties or monies of Debtor which may at any time come into the possession of Lender.  The designation of proceeds does not authorize Debtor to sell, transfer or otherwise convey any of the foregoing property except in the ordinary course of Debtor’s business or as otherwise provided herein.

(g)                                  “Collateral Documents” means any agreement, contract, chattel paper, instrument, mortgage or security agreement evidencing, relating to or executed in connection with a Collateral Loan or a Collateral Loan Note.

(h)                                 “Collateral Loan” means (i) a term loan secured in whole or in part by manufactured housing owing by a Collateral Loan Obligor pursuant to the Collateral Documents to Debtor; (ii) all rights, including all rights of repayment, under the Collateral Documents and all other agreements, documents and instruments arising from such term loan or relating thereto; and (iii) all proceeds arising from such term loan or relating thereto (including, but not limited to any manufactured housing and other goods acquired by Debtor in the exercise of its rights under the Collateral Documents).

(i)                                     “Collateral Loan Note” means an instrument or chattel paper made by a Collateral Loan Obligor in favor of a Debtor in connection with a Collateral Loan.

(j)                                    “Collateral Loan Obligor” means any Person who shall in any way be obligated to repay a Collateral Loan.

(k)                                 “Commercial Tort Claim” means any commercial tort claim (as such term is defined in the Code) of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) or more.

(l)                                     “Constituent Documents” means (i) in the case of a corporation, its articles or certificate of incorporation and bylaws; (ii) in the case of a general partnership, its partnership agreement; (iii) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (iv) in the case of a trust, its trust agreement; (v) in the case of a joint venture, its joint venture agreement; (vi) in the case of a limited liability company, its articles of organization or certificate of formation and operating agreement or regulations; and (vii) in the case of any other entity, its organizational and governance documents and agreements.

(m)                             “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

(n)                                 “Credit Facility” has the meaning set forth in Section 2(a).

(o)                                 “Dealership” means any Person holding Debtor’s inventory for sale in the ordinary course of business.

(p)                                 “Debt” means as to any Person at any time (without duplication) all items of indebtedness, obligation or liability of a Person, whether mature or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

(q)                                 “Default” means any Event of Default or event which with notice and/or the passage of time would be an Event of Default.

(r)                                    “Dollars” and “$” mean lawful money of the United States of America.

(s)                                   “EBITDA” means, for any Person for any period of determination, an amount equal to (i) net income plus (ii) the sum of the following to the extent deducted from net income: (1) interest expense; plus (2) income taxes; plus (3) depreciation; plus (4) amortization for such period determined and consolidated in accordance with GAAP.

(t)                                    “Eligible Collateral Loan” has the meaning set forth in Section 2(b)(ii).

(u)                                 “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

(v)                                 “Event of Default” has the meaning set forth in Section 12.

(w)                               “GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.  Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

(x)                                 “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(y)                                 “Guarantor” means any Person, whether one or more, who from time to time guarantees all or any part of the Indebtedness.

(z)                                  “Guaranty” means a GUARANTY AGREEMENT, whether one or more, executed by Guarantor (as the same may be amended, restated or modified from time to time).

(aa)                          “Guidelines” means the guidelines relating to the originating and servicing of the Collateral Loans, as approved of by Lender from time to time.

(bb)                          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

(cc)                            “Indebtedness” means (i) all indebtedness, obligations and liabilities of Debtor to Lender of any kind or character, now existing or hereafter arising, including without limitation all indebtedness, obligations and liabilities of Debtor to Lender now existing or hereafter arising under (1) the Note, this Agreement, the other Loan Documents or any draft, acceptance, guaranty, endorsement, letter of credit, assignment, purchase, overdraft, discount, indemnity agreement, (2) any agreement (including related confirmations and schedules) between Debtor and Lender or any Affiliate of Lender now existing or hereafter entered into which is, or relates to, a rate swap, basis swap, forward rate transaction, cap transaction, floor transaction, collar transaction or any other similar transactions (including any option with respect to any of these transactions) or any combination thereof, or (3) otherwise, (ii) all accrued but unpaid interest on any of the indebtedness described in (i) above, (iii) all obligations of Obligors to Lender under the Loan Documents, (iv) all costs and expenses incurred by Lender in connection with the collection and administration of all or any part of the indebtedness and obligations described in (i), (ii) and (iii) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys’ fees, and (v) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (i), (ii), (iii) and (iv) above.

(dd)                          “Intellectual Property” means the copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, or other intellectual property or assets now owned or hereafter acquired by Debtor.

(ee)                            “Loan Documents” means this Agreement, the Note, the Guaranty and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining to the Loans.

(ff)                              “Loans” means all advances under the Credit Facility as established pursuant to the Loan Documents from time to time.

(gg)                            “Material Adverse Effect” means a material adverse effect on (i) the business, assets, property, operations, condition (financial or otherwise), or prospects, of an Obligor (individually or taken as a whole), (ii) the ability of an Obligor to pay or perform the Indebtedness, (iii) any of the rights of or benefits available to Lender under the Loan Documents, or (iv) the validity or enforceability of the Loan Documents.

(hh)                          “Note” means, collectively, any promissory note evidencing all or part of the Indebtedness from time to time (as any such Note may be amended, modified or restated from time to time).

(ii)                                  “Obligors” means Debtor, Guarantor or any other Person who guaranteed or is otherwise obligated to pay or perform all or any portion of Indebtedness.

(jj)                                “Permitted Encumbrances” means the following encumbrances: (i) liens for taxes, assessments or governmental charges or levies not yet due and payable or liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (ii) liens in respect of property of a Person imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Debt for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ liens, statutory and common law landlord’s liens, and other similar liens arising in the ordinary course of business, and which either (1) do not in the aggregate materially detract from the value of such property or materially impair the use thereof in the operation of the business of a Person, or (2) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such lien; (iii) liens created by or pursuant to the Loan Documents; (iv) liens in existence on the Effective Date which are listed, and the property subject thereto described, on Schedule I, without giving effect to any extensions or renewals thereof; (v) liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default; (vi) liens (1) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by a Person, (2) incurred or deposits made in the ordinary course of business of a Person in connection with workers’ compensation, unemployment insurance and other types of social security, and (3) to secure the performance by any Person of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business; and (vii) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of a Person.

(kk)                          “Permitted Real Property Debt” means any Debt for borrowed money which is secured by real property described on Schedule II attached hereto.

(ll)                                  “Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

(mm)                  “Servicing Agent” means KENDOR FINANCIAL, LTD. and any other third-party bonded servicing agent acceptable to Lender in its reasonable discretion who shall service the Collateral Loans pursuant to a written agreement between Debtor, Lender and such servicing agent (such agreement being a “Servicing Agreement”).

(nn)                          “Subsidiary” means any entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by a Person and/or its Subsidiaries, and (ii) which is treated as a subsidiary in accordance with GAAP.

(oo)                          “Tangible Net Worth” means, at any particular time, all amounts which, in conformity with GAAP, would be included as equity on a balance sheet of a Person; provided, however, there shall be excluded therefrom:  (i) any amount of which the equity of such Person appears as an asset on such Person’s balance sheet, (ii) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (iii) patents, trademarks, trade names, and copyrights, (iv) deferred expenses, (v) loans and advances to any equity holder, director, officer, or employee of the Person or any affiliate of such Person, and (vi) all other assets which are properly classified as intangible assets.

All words and phrases used herein shall have the meaning specified in the Code except to the extent such meaning is inconsistent with this Agreement. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any accounting term used in the Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Effective Date unless Debtor and Lender shall otherwise specifically agree in writing.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

2.                                      Credit Facility.

(a)                                 Nature of Credit Facility.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, Lender hereby agrees to make loans to Debtor under a revolving credit facility (the “Credit Facility”) in an aggregate sum not to exceed the lesser of: (i) an amount equal to the Borrowing Base, or (ii) TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00), from time to time during the period commencing on the Effective Date and continuing until the earlier of: (i) the acceleration of the Indebtedness pursuant to the terms of the Loan Documents; (ii) DECEMBER 14, 2013; or (iii) such other date as may be established by a written instrument between Debtor and Lender from time to time (the “Maturity Date”).  If at any time the sum of the aggregate principal amount of Loans outstanding hereunder exceeds the lesser of the Borrowing Base or the maximum Dollar amount stated above, such amount shall be deemed an “Overadvance.”  Debtor shall immediately repay the amount of such Overadvance plus all accrued and unpaid interest thereon upon written demand from Lender.  Notwithstanding anything contained herein to the contrary, an Overadvance shall be considered a Loan and shall bear interest at the interest rates set forth in the Note and be secured by this Agreement.  Subject to the terms and conditions hereof, Debtor may borrow, repay and reborrow funds under the Credit Facility.

(b)                                 Certain Defined Terms Relating to the Credit Facility.  With respect to Loans under Credit Facility, the following terms shall have the following meanings:

(i)                                     “Borrowing Base” means a sum equal to up to FIFTY PERCENT (50.00%) of the balance of Debtor’s Eligible Collateral Loans, minus any sum owing from Debtor to any Dealership related to any Eligible Collateral Loan, from time to time; provided, however, Lender shall have the right to create and adjust eligibility standards and related reserves from time to time in its reasonable credit judgment with respect to Debtor’s Eligible Collateral Loans.

(ii)                                  “Eligible Collateral Loan” means a Collateral Loan that satisfies the following eligibility characteristics, subject to any exceptions thereto approved in writing by Lender in its sole discretion:

(1)                                 The Collateral Loan was originated by Debtor and arose from the extension of credit which arose from the sale and delivery of goods or the rendering of services in the ordinary course of Debtor’s business;

(2)                                 Debtor has good and marketable title to such Collateral Loan and the Collateral Documents evidencing such loan and sufficient right to pledge, assign and deliver the Collateral Loan and the Collateral Loan Documents free and clear from all liens whatsoever, and no Person has any right to receive any proceeds with respect to the Collateral Loan;

(3)                                 The Collateral Loan is evidenced by a Collateral Loan Note and (A) provides for level monthly payments or level monthly principal payments that fully amortize the amount financed over the original term and interest at the rate per annum specified in the Collateral Loan Note, or (B) if the Collateral Loan Note is a balloon note, such Collateral Loan Note has aged for less than SIXTY (60) days past due at the time the Collateral Loan Note is pledged as Collateral hereunder, and in either case, the Collateral Loan Note is not a workout of a prior Collateral Loan Note;

(4)                                 Each Collateral Loan Note constitutes “chattel paper,” an “instrument,” an “account” or a “general intangible,” each as defined in the Code;

(5)                                 The Collateral Documents with respect to a Collateral Loan require the Collateral Loan Obligor to obtain insurance covering the related collateral secured thereby, insuring against loss and damage due to fire and other risks generally covered by comprehensive and coverage (A) in an amount at least equal to the lesser of (i) the maximum insurable value of the collateral, or (ii) the outstanding principal balance due from the Collateral Loan Obligor under such Collateral Loan Note and (B) naming Debtor as loss payee;

(6)                                 The Collateral Documents represent an authentic, valid, subsisting, legitimate, non-fraudulent obligation of the underlying Collateral Loan Obligor, enforceable against the Collateral Loan Obligor in accordance with the terms of the Collateral Documents for the amount outstanding under the Collateral Loan Note without offset, counterclaim or defense (whether actual or alleged);

(7)                                 At origination and at all times thereafter the Collateral Loan complies materially and substantially with the Guidelines;

(8)                                 The Collateral Loan and the Collateral Documents relating thereto and the servicing of such Collateral Loan complies in all respects with all applicable laws, including, but not limited to, debt collection, truth in lending and credit disclosure laws and regulations and all applicable state and federal usury laws;

(9)                                 The Collateral Loan Obligor under any Collateral Loan is not to Debtor’s knowledge, (A) for residency purposes anything other than a legal resident of the United States, or (B) a Governmental Authority, and unconditional payments under the Collateral Loan Note are to be made in Dollars;

(10)                          The Collateral Documents do not restrict or prohibit the sale, transfer or assignment of such Collateral Loan by Debtor;

(11)                          At the time of the origination of a Collateral Loan, neither the Collateral Loan Obligor nor any guarantor thereof is employed by, related to or affiliated with Debtor or its Affiliates;

(12)                          The Collateral Loan has not been (A) modified, renewed or extended (except in accordance with written terms acceptable to Lender in its sole discretion) on the date such Collateral Loan is pledged as Collateral under this Agreement and (B) after being pledged as Collateral under this Agreement, modified, renewed or extended (except in accordance with written terms acceptable to Lender in its sole discretion);

(13)                          The Collateral Loan is serviced by a Servicing Agent in accordance with the Guidelines;

(14)                          Payment of the Collateral Loan is secured by a first priority lien on the collateral described in the Collateral Documents related thereto, free and clear of any liens of other Person;

(15)                          The Collateral Loan has been pledged to Lender and Lender has a perfected first priority lien in the Collateral Loan not subject to any other liens or claims of any kind;

(16)                          All payments received under a Collateral Loan Note have been applied to the indebtedness arising under the Collateral Loan Note; provided that, only the amount of any payment received but not yet applied shall be ineligible, and only to the extent of such amount;

(17)                          There is not a delinquency of longer than SIXTY (60) days in any payment required to be made under such Collateral Loan; and

(18)                          The Collateral Loan Obligor with respect to such Collateral Loan (A) has not filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, and (B) has not died or been declared incompetent.

(c)                                  Funding.  Lender reserves the right to require not less than ONE (1) Business Day prior notice of each Loan under the Credit Facility, specifying the aggregate amount of such Loan together with any documentation relating thereto as Lender may reasonably request; including, but not limited to, a Borrowing Base Certificate.  Debtor shall give Lender notice of each Loan under the Credit Facility by no later than 1:00 p.m. (Dallas, Texas time).  Lender at its option may accept telephonic requests for such Loan, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of a written request in connection with subsequent Loans.  Lender shall have no liability to Debtor for any loss or damage suffered by Debtor as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Debtor and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.  Subject to the terms and conditions of this Agreement, each Loan under this Section shall be made available to Debtor by depositing the same, in immediately available funds, in an account of Debtor designated by Debtor or by paying the proceeds of such Loan to a third party designated by Debtor.

(d)                                 Use of Proceeds.  The Loans under the Credit Facility shall be used by Debtor for working capital in the ordinary course of business and to fund growth in its retail loan portfolio.

(e)                                  Fees.  Debtor agrees to pay to Lender an unused facility fee on the daily average unused amount of the Credit Facility for the period from and including the Effective Date to and including the Maturity Date, at the rate of ONE QUARTER OF ONE PERCENT (0.25%) per annum based on a THREE HUNDRED SIXTY (360) day year and the actual number of days elapsed.  Such fee shall be due and payable as of the FIRST (1st ) day of each calendar quarter in arrears.

3.                                      Note, Rate and Computation of Interest.  The Credit Facility shall be evidenced by a Note duly executed by Debtor and payable to the order of Lender, in form and substance acceptable to Lender.  All payments of principal, interest, and other amounts to be made by Debtor under this Agreement and the other Loan Documents shall be made to the Lender at the offices of Lender as set forth herein in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Note.

4.                                      Collateral.

(a)                                 Grant of Security Interest.  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Indebtedness, Debtor hereby pledges to and grants Lender, a security interest in, all of Debtor’s right, title and interest in the Collateral, whether now owned by Debtor or hereafter acquired and whether now existing or hereafter coming into existence.  If Debtor at any time holds or acquires a Commercial Tort Claim, Debtor shall notify Lender in writing within FIVE (5) Business Days of such occurrence with the details thereof and grant to Lender a security interest therein or lien thereon and in the proceeds thereof, in form and substance satisfactory to Lender.  If the security interest granted hereby in any rights of Debtor under any contract or other agreement included in the Collateral is expressly prohibited by such contract, then the security interest hereby granted therein nonetheless remains effective to the extent allowed by Article 9 of the Code or other applicable law but is otherwise limited by that prohibition

(b)                                 Debtor Remains Liable.  Notwithstanding anything to the contrary contained herein, (i) Debtor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its respective duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by Lender of any of its rights hereunder shall not release Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (iii) Lender shall not have any obligation or liability under any of the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c)                                  Intellectual Property.  All material Intellectual Property owned or used by Debtor (if any) is listed, together with application or registration numbers, where applicable, on Schedule III.  Debtor owns, or is licensed to use, all intellectual property necessary to conduct its business as currently conducted except for such intellectual property the failure of which to own or license could not reasonably be expected to have a Material Adverse Effect.  Debtor will maintain the patenting and registration of all intellectual property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and Debtor will promptly patent or register, as the case may be, all new intellectual property and notify Lender in writing FIVE (5) Business Days prior to filing any such new patent or registration.

(d)                                 Additional Documents.  To secure full and complete payment and performance of the Indebtedness, Debtor shall execute and deliver or cause to be executed and delivered all of the Loan Documents reasonably required by Lender covering the Collateral.  Debtor shall execute and cause to be executed such further documents and instruments, as Lender, in its reasonable discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.  In the event any of the Loan Documents evidencing or securing the Indebtedness misrepresents or inaccurately reflects the correct terms and/or provisions of the Indebtedness, each Obligor shall upon request by Lender and in order to correct such mistake, execute such new documents or initial corrected, original documents as Lender may deem reasonably necessary to remedy said errors or mistakes.  Each Obligor shall execute such other documents as Lender shall deem reasonably necessary to correct any defects or deficiencies in the Loan Documents.  Any Obligor’s failure to execute such documents as requested shall constitute an Event of Default under this Agreement.

(e)                                  Setoff.  As further security for the Indebtedness, Debtor grants to Lender a first lien and contractual right of set-off in and to all money and property of Debtor now or at any time hereafter coming within the custody or control of Lender, including (without limitation) all certificates of deposit and other accounts, whether such certificates of deposit and/or accounts have matured or not, and whether the exercise of such right of set-off results in loss of interest or other penalty under the terms of the certificate of deposit or account agreement.  It is further agreed that Lender shall have a first lien on all deposits and other sums at any time credited by or due from Lender to Debtor as security for the payment of the Indebtedness, and Lender, at its option after the occurrence of a Default may without notice and without any liability, hold all or any part of any such deposits or other sums until all amounts owing under the Loan Documents have been paid in full, and/or Lender may apply or set-off all or any part of any such deposits or other sums credited by or due from Lender to or against any sums due under the Loan Documents in any manner and in any order of preference which Lender, in its sole discretion, chooses.  The rights and remedies of Lender hereunder are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

(f)                                   Satisfaction of Indebtedness.  Until the Indebtedness has been indefeasibly paid and fully satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted) and the commitments of Lender under the Credit Facility have been terminated, Lender shall be entitled to retain the security interests in the Collateral granted under the Loan Documents and the ability to exercise all rights and remedies available to Lender under the Loan Documents and applicable laws.

5.                                      Conditions Precedent.

(a)                                 Initial Loan.  The obligation of Lender to make the initial Loan under the Credit Facility, is subject to the condition precedent that Lender shall have received on or before the day of such Loan all of the following in form and substance satisfactory to Lender, or the following conditions shall have been satisfied satisfactory to Lender, as applicable:

(i)                                     Resolutions.  Resolutions of the governing body of each Obligor that is not a natural Person certified by an authorized officer or representative of such Obligor which authorize the execution, delivery, and performance of the Loan Documents that such Obligor is a party to;

(ii)                                  Incumbency Certificate.  A certificate of incumbency certified by an authorized officer or representative of each Obligor that is not a natural person certifying the names of the individuals or other Persons authorized to sign the Loan Documents to which any Obligor that is not a natural Person is to be a party (including the certificates contemplated herein) together with specimen signatures of such Persons;

(iii)                               Constituent Documents.  The Constituent Documents of each Obligor that is not a natural Person certified to Lender as being true and correct as of the Effective Date;

(iv)                              Governmental Certificates.  Certificates of the appropriate government officials of the state of organization of each Obligor that is not a natural Person and any state such Obligor is currently doing business as to the existence, qualification and good standing of such Obligor, dated no more than TEN (10) days prior to the Effective Date;

(v)                                 Loan Documents.  The Loan Documents executed by each Obligor party thereto;

(vi)                              Financial Statements.  Audited financial statements of Debtor covering the year 2010.

(vii)                           Financing Statements.  Code financing statements covering the Collateral shall have been filed with such filing offices as Lender may request;

(viii)                        Insurance Matters.  Copies of insurance certificates describing all insurance policies as may be required by Lender from time-to-time;

(ix)                              Lien Search.  The results of a Code or other lien search showing all financing statements and other documents or instruments on file against Debtor in such locations as Lender may reasonably request, such search to be as of a date no more than TEN (10) days prior to the Effective Date;

(x)                                 Fees and Expenses.  Evidence that the costs and expenses of Lender (including reasonable attorneys’ fees) and all fees owing to Lender, shall have been paid in full by Debtor;

(xi)                              Certain Amounts Owing to Debtor.  Debtor shall cause the Collateral Loans and the Collateral Documents to have been pledged to Lender in form and content satisfactory to Lender;

(xii)                           Due Diligence.  Lender shall have (at Debtor’s cost and expense) completed its business, legal and collateral due diligence audit with respect to Debtor and the Collateral Loans (including the Collateral Loan portfolio) and the results thereof shall be acceptable to Lender, in its sole and absolute discretion; and

(xiii)                        Other Matters.  Such other documents and agreements as may be required by Lender in its reasonable discretion.

(b)                                 All Loans.  The obligation of Lender to make any Loan shall be subject to the following additional conditions precedent:

(i)                                     Request for Loan.  Lender shall have received in accordance with this Agreement, a request for a Loan in form and content satisfactory to Lender in its reasonable discretion dated as of the date of request and executed by an authorized officer of Debtor;

(ii)                                  No Event of Default, Etc.  No Default or event which could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing, or would result from or after giving effect to such Loan; and

(iii)                               Representations and Warranties.  All of the representations and warranties contained in the Loan Documents shall be true and correct in material respects on and as of the date of such Loan with the same force and effect as if such representations and warranties had been made on and as of such date.

6.                                      Representations and Warranties.  Each Obligor hereby represents and warrants, and upon each request for a Loan represents and warrants to Lender as follows:

(a)                                 Existence.  Each Obligor that is not a natural person (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect.  Each Obligor has the power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party.  The federal tax identification number and state organizational number for Debtor are set forth below:

Federal Tax Identification Number	State Filing Number
20-2897516	TX0800497321

(b)                                 Binding Obligations.  The execution, delivery, and performance of the Loan Documents by each Obligor have been duly authorized by all necessary action by such Obligor, and constitute legal, valid and binding obligations of such Obligor, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles.

(c)                                  No Consent.  The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby, do not (i) conflict with, result in a violation of, or constitute a default under (1) any provision of the Constituent Documents (if any) or other instrument binding upon any Obligor, (2) any law, governmental regulation, court decree or order applicable to any Obligor, or (3) any contractual obligation, agreement, judgment, license, order or permit applicable to or binding upon any Obligor, (ii) require the consent, approval or authorization of any third party, or (iii) result in or require the creation of any lien, charge or encumbrance upon any property or asset of any Obligor except as may be expressly contemplated in the Loan Documents.

(d)                                 Financial Condition.  Each financial statement of each Obligor supplied to Lender truly discloses and fairly presents such Person’s financial condition as of the date of each such statement.  There has been no material adverse change in such financial condition or results of operations of any Obligor subsequent to the date of the most recent financial statement supplied to Lender.

(e)                                  Operation of Business.  Debtor possesses all contracts, licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its businesses substantially as now conducted and as presently proposed to be conducted, and Debtor and is not in violation of any valid rights of others with respect to any of the foregoing, except any violations that could not reasonably be expected to have a Material Adverse Effect.

(f)                                   Litigation and Judgments.  There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of any Obligor, threatened against or affecting such Obligor that would, if adversely determined, have a Material Adverse Effect.  There are no outstanding judgments against any Obligor.

(g)                                  Rights in Properties; Liens.  Debtor has good and indefeasible title to the Collateral, and none of the Collateral is subject to any lien, except Permitted Encumbrances.

(h)                                 Debt.  Debtor has no Debt other than the Permitted Indebtedness.

(i)                                     Disclosure.  No statement, information, report, representation, or warranty made by any Obligor in the Loan Documents or furnished to Lender in connection with the Loan Documents or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to any Obligor which could reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to Lender.

(j)                                    Agreements.  Debtor is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which could reasonably be expected to have a Material Adverse Effect.  Debtor is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business.

(k)                                 Compliance with Laws.  No Obligor is in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, the violation of which could reasonably be expected to have a Material Adverse Effect.

(l)                                     Taxes; Governmental Charges.  Each Obligor has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. No Obligor knows of no pending investigation of such Obligor or by any taxing authority or of any pending but unassessed tax liability of such Obligor.

(m)                             Use of Proceeds; Margin Securities.  Debtor is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of regulations of the Board of Governors of the Federal Reserve System), and no

part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(n)                                 ERISA.  Debtor is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder (“ERISA”).  Neither a reportable event nor a prohibited transaction has occurred and is continuing with respect to any plan.  No notice of intent to terminate a plan has been filed, nor has any plan been terminated.  No circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA (“PBGC”) to institute proceedings to terminate, or appoint a trustee to administer, a plan, nor has the PBGC instituted any such proceedings.  Neither Debtor nor any ERISA Affiliate (if any) has completely or partially withdrawn from a multiemployer plan.  Debtor and each ERISA Affiliate (if any) has met its minimum funding requirements under ERISA with respect to all of their plans, and the present value of all vested benefits under each plan do not exceed the fair market value of all plan assets allocable to such benefits, as determined on the most recent valuation date of the plan and in accordance with ERISA.  Neither Debtor nor any ERISA Affiliate (if any) has incurred any liability to the PBGC under ERISA.

(o)                                 Security Interest.  Debtor has and will have at all times full right, power and authority to grant a security interest in the Collateral to Lender in the manner provided herein, free and clear of any lien, security interest or other charge or encumbrance other than for the Permitted Encumbrances.  This Agreement creates a legal, valid and binding first priority security interest (subject to Permitted Encumbrances) in favor of Lender in the Collateral securing the Indebtedness.  Possession by Lender of certain types of Collateral from time to time or the filing of the financing statements delivered prior hereto or concurrently herewith by Debtor to Lender will perfect and establish the first priority of Lender’s security interest hereunder in the Collateral (to the extent that perfection can be accomplished through the filing of a financing statement or the possession of such Collateral) other than for the Permitted Encumbrances.

(p)                                 Location.  Debtor’s chief executive office and the office where the records concerning the Collateral are kept are at its address set forth on the signature page hereof.

(q)                                 Environmental Matters.  Except for matters disclosed in writing to Lender:

(i)                                     Notice of Non-Compliance.  Debtor and all of its property and operations are in full compliance with all Environmental Laws, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.  Debtor is not aware of, nor has Debtor received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of Debtor with all Environmental Laws except where non-compliance would be reasonably be expected to have a Material Adverse Effect;

(ii)                                  Permits.  Debtor has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and Debtor is in compliance with all of the terms and conditions of such permits, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

(r)                                    Solvency.  On the Effective Date and on the date of each Loan, Debtor will be and after giving effect to the requested Loan, will be, solvent.

7.                                      Representations and Warranties Concerning Eligible Collateral Loans.  Debtor hereby represents and warrants to Lender, and by submitting each Borrowing Base Certificate or each request for a Loan shall be deemed to have represented and warranted to Lender, that as of the date of such Borrowing Base Certificate or request for a Loan and as to each Collateral Loan included or to be included as an Eligible Collateral Loan:

(a)                                 Status of the Collateral Loans and Other Collateral.  With respect to each Collateral Loan at the time the Collateral Loan becomes subject to a lien in favor of Lender, Debtor covenants, represents and warrants: (i) Debtor shall be the sole owner of each Collateral Loan, free and clear of all liens (except for Permitted Encumbrances), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every Collateral Loan; (ii) each Collateral Loan shall be a good and valid loan representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Collateral Loan Obligor therein named, for a fixed sum as set forth in the Collateral Documents; (iii) no Collateral Loan shall be subject to any defense, offset, counterclaim, discount or allowance, and each Collateral Loan and will be collected when due; (iv) none of the transactions underlying or giving rise to any Collateral Loan shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (v) all agreements, instruments and other documents relating to any Collateral Loan shall be true and correct and in all material respects what they purport to be; (vi) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Collateral Loan shall be genuine and all signatories and endorsers shall have full capacity to contract; (vii) Debtor shall maintain books and records pertaining to said Collateral Loan in such detail, form and scope as Lender shall reasonably require; and (viii) Lender has a first perfected lien on the Collateral.

(b)                                 Compliance with Laws; Enforceability; Modification; Required Documents, Etc.  Each Collateral Loan and the Collateral Documents related thereto (i) has been made and serviced in compliance, in all respects, with all requirements of applicable laws, rules and regulations (such as OFAC checks, red flag rules, privacy notifications, usury laws, and GPS disclosures), (ii) is genuine, valid, duly authorized, properly executed and enforceable in accordance with the terms set forth therein, without defense or offset, (iii) has not been modified or amended and has not had any requirements thereof waived except for modifications in compliance with a material and substantial portion of the Guidelines, (iv) complies with the terms of this Agreement, and (v) such Collateral Loan has been fully advanced in the respective face amounts thereof.

(c)                                  Underwriting.  No Collateral Loan was underwritten in violation of a material and substantial portion of the Guidelines.

(d)                                 Collection Practices.  The Guidelines and practices used by the Servicing Agent with respect to a Collateral Loan have been in all respects legal, proper, prudent and customary for the servicing of the Collateral Loans.

8.                                      Covenants.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid or performed, and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants as follows:

(a)                                 Payment of Obligations.  Debtor will pay its obligations, including tax liabilities, that, if not paid, could become a lien on any of its property, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) Debtor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

(b)                                 Maintenance and Conduct of Business.  Debtor will (i) keep, maintain and preserve all property (tangible and intangible) material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (ii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, agreements and franchises material to the conduct of its business, and (iii) engage in an efficient and economical manner in a business of the same general type and within Debtor’s powers under Constituent Documents.

(c)                                  Books and Records; Inspection Rights.  Debtor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Debtor will permit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  Lender or its agent shall be permitted (at Debtor’s cost and expense) to conduct field audits or reviews (such audits and reviews are anticipated, absent a Default and the continuation thereof, to be conducted on a semi-annual basis).

(d)                                 Servicing Agent.  Debtor shall cause (at Debtor’s sole cost and expense) (i) the Collateral Documents to be held by Servicing Agent for the benefit of Lender pursuant to a Servicing Agreement, and (ii) each Collateral Loan to be (at Debtor’s sole cost and expense) to be serviced by a Servicing Agent in accordance with the Guidelines pursuant to a Servicing Agreement.  Debtor shall cause Servicing Agent to service the Collateral Loans in compliance with the Collateral Documents and all applicable laws, rules and regulations.

(e)                                  Insurance.  Debtor will cause each Dealership to maintain such insurance as Lender reasonably deems reasonably necessary.

(f)                                   Compliance with Laws.  Debtor will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(g)                                  Compliance with Agreements.  Debtor will comply, in all material respects with all material agreements, contracts, and instruments binding on it or affecting its properties, assets or business.

(h)                                 ERISA.  Debtor will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

(i)                                     Notice of Indebtedness.  Debtor will promptly inform Lender of the creation, incurrence or assumption by Debtor of any actual or contingent liabilities not permitted under this Agreement.

(j)                                    Notices of Material Events.  Debtor will furnish to Lender prompt written notice of the following:

(i)                                     the occurrence of any Event of Default;

(ii)                                  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or any Obligor that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(iii)                               any and all material adverse changes in any Obligor’s financial condition and all claims made against any Obligor that could materially affect the financial condition of such Obligor.

Each notice delivered under this Section shall be accompanied by a statement of an officer of Debtor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(k)                                 Ownership and Liens.  Debtor will maintain good and indefeasible title to the Collateral free and clear of all liens, security interests, encumbrances or adverse claims, except for Permitted Encumbrances.  Debtor will cause any financing statement or other security instrument with respect to the Collateral to be terminated, except for Permitted Encumbrances.  Debtor will defend at its expense Lender’s right, title and security interest in and to the Collateral against the claims of any third party.

(l)                                     Chattel Paper, Documents and Instruments.  Debtor will take such action as may be reasonably requested by Lender in order to cause any chattel paper, documents or instruments to be valid and enforceable and will cause all chattel paper, and instruments to have only one original counterpart.  Commencing FIVE (5) Business Days after Lender makes a written request therefore, Debtor will cause the top of the front page of each Collateral Loan Note or other chattel paper evidencing a Collateral Loan originated on or after such date to have conspicuously printed thereon the following notation:

“COLLATERALLY ASSIGNED TO CAPITAL ONE, N.A.”

(m)                             Accounts.  To induce Lender to establish the interest rates provided for in the Note and in order to enable Lender to more fully monitor Debtor’s financial condition, Debtor will use Lender as its depository bank for the maintenance of business, cash management, operating and administrative accounts.

(n)                                 Fundamental Change.  Debtor will not (i) make any material change in the nature of its business as carried on as of the Effective Date, (ii) liquidate, merge or consolidate with or into any other Person or dispose of a material portion of its assets (except for the sales of inventory in the ordinary course of business), (iii) make a change in organizational structure or the jurisdiction in which it is organized, or (iv) permit any change in (1) the location of any Collateral (other than between different locations of Debtor), (2) the location of any records concerning any Collateral, (3) Debtor’s legal name, or (4) the state of Debtor’s organization to a jurisdiction.  DEBTOR WILL NOT, WITHOUT THE PRIOR WRITTEN CONSENT OF LENDER, (i) CREATE, INCUR OR ASSUME INDEBTEDNESS FOR BORROWED MONEY, INCLUDING CAPITAL LEASES, OTHER THAN INDEBTEDNESS EXPRESSLY PERMITTED BY THE LOAN DOCUMENTS, (ii) SELL, TRANSFER, MORTGAGE, ASSIGN, PLEDGE, LEASE (OTHER THAN IN THE ORDINARY COURSE OF BUSINESS), GRANT A SECURITY INTEREST IN OR ENCUMBER ANY OF DEBTOR’S ASSETS (EXCEPT AS EXPRESSLY PERMITTED BY THE LOAN DOCUMENTS), OR (iii) SELL ANY OF THE COLLATERAL LOANS TO ANY PERSON, EXCEPT TO LENDER.

(o)                                 Debt.  Debtor will not create, incur, assume or permit to exist any Debt except for the following (“Permitted Indebtedness”):

(i)                                     The Indebtedness created hereunder;

(ii)                                  The Permitted Real Property Debt, in an amount not to exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00); and

(iii)                               Other Debt existing on the Effective Date and set forth in Schedule IV.

(p)                                 Loans.  Debtor will not make loans or guarantee any obligation of any other Person or entity other than (i) term loans to consumers secured in whole or in part by manufactured housing, including the Collateral Loans, (ii) loans to Dealerships up to FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) each, up to an aggregate of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) at any time; (iii) loans or advances to employees of Debtor not to exceed ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in the aggregate outstanding at any time, including such loans and advances outstanding on the Effective Date, and (iv) accounts receivable for sales of inventory and other products and services provided by Debtor to its respective customers in the ordinary course of business of Debtor.

(q)                                 Transactions With Affiliates.  Debtor will not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Debtor, except in the ordinary course of and pursuant to the reasonable requirements of Debtor’s business (upon prior written notice to Lender) and upon fair and reasonable terms no less favorable to Debtor than would be obtained in a comparable arm’s-length transaction with a Person or entity not an Affiliate of Debtor.

(r)                                    Dividends or Distribution.  Debtor will not declare or pay any dividends or distributions on any equity interest of Debtor to any Person, unless any such amounts are directly utilized for the payment of (i) principal or interest on Indebtedness owing from time to time by Debtor to Lender, or (ii) taxes owing by an equity holder of Debtor to the extent that such taxes are incurred as a result of the business operations of Debtor, so long as no Default exists immediately prior to or after giving effect to such dividends.

(s)                                   Transfer or Encumbrance.  Debtor will not (i) sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral except in the ordinary course of business, (ii) grant a lien or security interest in or execute, file or record any financing statement or other security instrument with respect to the Collateral, or (iii) deliver actual or constructive possession of any of the Collateral to any party other than Lender or a Servicing Agent who is acting in its capacity as special limited agent for Debtor on such terms and conditions as are approved by Lender.

(t)                                    Acquisitions.  Debtor shall not acquire (whether in one or more transactions) the equity interests or assets of any Person if such acquisitions would, in the aggregate, exceed ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed.

(u)                                 Impairment of Security Interest.  Debtor will not and will not permit any Servicing Agent to take any action that would in any manner impair the enforceability of Lender’s security interest in any Collateral.  Debtor shall not, without the prior written consent of Lender, amend, modify settle, compromise or adjust any rights of Debtor.

(v)                                 Compromise of Collateral.  Debtor will not and will not permit any Servicing Agent to adjust, settle, compromise, amend or modify any Collateral, except an adjustment, settlement, compromise, amendment or modification in good faith and in the ordinary course of business and in accordance with the Servicing Agreement; provided, however, this exception shall terminate following written notice from Lender upon the occurrence and during the continuation of a Default.  Debtor shall provide to Lender such information concerning (i) any adjustment, settlement, compromise, amendment or modification of any Collateral Loan, and (ii) any claim asserted by any Collateral Loan Obligor for credit, allowance, adjustment, dispute, setoff or counterclaim, as Lender may reasonably request from time to time.

(w)                               Certain Agreements.  Debtor will not and will not permit any Servicing Agent to agree to any material amendment or other material change to or material waiver of any of its rights under any Collateral Loan except in good faith and in the ordinary course of business and in accordance with the Servicing Agreement.

(x)                                 Limitations on Credit and Collection Policies.  Debtor will not permit and will not allow any Servicing Agent to make any change in the Guidelines without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed).

9.                                      Financial Covenants.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid or satisfied and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants that it will, unless Lender shall otherwise consent in writing:

(a)                                 Tangible Net Worth.  Debtor will maintain at all times a Tangible Net Worth of not less than THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00).

(b)                                 Debt to EBITDA.  Debtor will at all times maintain a ratio of Debt to EBITDA of not greater than 4.00 to 1.00.

10.                               Reporting Requirements.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid and satisfied, and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants that it will furnish or cause to be furnished the following:

(a)                                 Interim Financial Statements.  As soon as available, and in any event within TWENTY (20) days after the end of each fiscal quarter, financial statements to include a balance sheet, income statement and cash flow statement of Debtor, as of the end of such fiscal quarter all in form and reasonable detail satisfactory to Lender and duly certified (subject to year-end review adjustments) by an appropriate officer of Debtor (i) as being true and correct in all material aspects to the best of such officer’s knowledge (subject to year-end adjustments), and (ii) as having been prepared in accordance with GAAP.

(b)                                 Annual Financial Statements and Tax Returns.  As soon as available and in any event (i) within ONE HUNDRED FIFTY (150) days after the end of each fiscal year, a financial statement to include a balance sheet, income statement and cash flow statement of Debtor, as of the end of such fiscal year, audited by independent certified public accountants of recognized standing satisfactory to Lender, and (ii) within THIRTY (30) days of filing, annual income tax returns for Debtor.

(c)                                  Budget.  As soon as available and in any event, at least THIRTY (30) days prior to the beginning of each fiscal year of Debtor, a budget for the upcoming fiscal year of Debtor, in form and reasonable detail satisfactory to Lender.

(d)                                 Management Letters.  Promptly upon receipt thereof Debtor shall furnish to Lender, a copy of any management letter or written report submitted to Debtor by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of Debtor.

(e)                                  ERISA Reports.  Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which Debtor files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within FIVE (5) Business Days after Debtor knows or has reason to know that any reportable event or prohibited transaction has occurred with respect to any plan or that the PBGC or Debtor has instituted or will institute proceedings under Title IV of ERISA to terminate any plan, a certificate of an officer of Debtor setting forth the details as to such reportable event or prohibited transaction or plan termination and the action that Debtor proposes to take with respect thereto.

(f)                                   Compliance Certificate.  As soon as available, and in any event within TWENTY (20) days after the end of each calendar quarter, a compliance certificate of an officer of Debtor (i) stating that to such officer’s knowledge, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with the financial covenants set forth in Section 9 of this Agreement.

(g)                                  Notice of Default and Events of Default.  As soon as possible and in any event within FIVE (5) Business Days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by Debtor with respect thereto.

(h)                                 Borrowing Base.  As soon as available and in any event within TWENTY (20) days after the end of each calendar month or more often as may be required by Lender, an executed Borrowing Base Certificate.

(i)                                     Certain Reports.  As soon as available, and in any event within TWENTY (20) days after the end of each calendar month, (i) a trial balance report of the outstanding principal balances of the Collateral Loans, (ii) an account payable aging, classifying Debtor’s accounts payable in categories of 0-30, 31-60, 61-90 and over 90 days from date of invoice of such account payable, and in such form and detail as Lender shall require, and (iii) a past due report for the Collateral Loans, classifying such Collateral Loans in categories of 0-30, 31-60, 61-90 and over 90 days from date such payment was due, and in such form and detail as Lender shall require.

(j)                                    Guarantor Financial Statement and Tax Returns.  As soon as available and in any event within (i) THIRTY (30) days after the anniversary of the most recent financial statement provided by any Guarantor, a financial statement as of such anniversary date for such Guarantor, in such form and detail as Lender shall reasonably require, and (ii) within THIRTY (30) days of the day it is filed with the Internal Revenue Service or other applicable taxing entity, a copy of each Guarantor’s filed tax return.

(k)                                 General Information.  Debtor shall promptly deliver such other information concerning any Obligor as Lender may request.

11.                               Rights of Lender.  Lender shall have the rights contained in this Section at all times that this Agreement is effective.

(a)                                 Financing Statements.  Debtor hereby authorizes Lender to file one or more financing or continuation statements, and amendments thereto, relating to the Collateral.  Debtor hereby irrevocably authorizes Lender at any time and from time to time to file in any Code jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral (1) as all assets of Debtor or words of similar effect; regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (2) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment.

(b)                                 Field Exams.  Lender may conduct field exams at Lender’s discretion.  Lender shall pay all costs and expenses of any such field exam.

(c)                                  Power of Attorney.  Debtor hereby irrevocably appoints Lender as Debtor’s attorney-in-fact, such power of attorney being coupled with an interest, with full authority in the place and stead of Debtor and in the name of Debtor or otherwise, from time to time following the occurrence and during the continuation of an Event of Default in Lender’s reasonable discretion, to take any action and to execute any instrument which Lender may deem necessary or appropriate to accomplish the purposes of this Agreement.

(d)                                 Performance by Lender.  If any Obligor fails to perform any agreement or obligation provided for in any Loan Document, Lender may itself perform, or cause performance of, such agreement or obligation, and the expenses of Lender incurred in connection therewith shall be a part of the Indebtedness, secured by the Collateral and payable by Debtor on demand.

(e)                                  Debtor’s Receipt of Proceeds.  Upon the occurrence and during the continuation of an Event of Default, all amounts and proceeds (including instruments and writings) received by Debtor in respect of the Collateral shall be received in trust for the benefit of Lender hereunder and, upon the written request of Lender, shall be segregated from other property of Debtor and shall be forthwith delivered to Lender in the same form as so received (with any necessary endorsement) and applied to the Indebtedness in accordance with the Loan Documents.

12.                               Events of Default.  Each of the following shall constitute an “Event of Default” under this Agreement:

(a)                                 Payment Default.  The failure, refusal or neglect of Debtor to pay when due any part of the principal of, or interest on the Indebtedness owing to Lender by Debtor or any other indebtedness or obligations due and owing from Debtor to Lender under the Loan Documents from time to time and such failure, refusal or neglect shall continue unremedied for a period of FIVE (5) days from the date such payment is due.

(b)                                 Performance or Warranty Default.  Except as otherwise provided in this Section, the failure of any Obligor to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents or any other agreement with Lender which is not cured within FIVE (5) Business Days following written notice from Lender to such Obligor; provided, that (i) if such default cannot be cured within FIVE (5) Business Days, (ii) such Obligor has, within such period, taken such actions as deemed reasonably necessary and appropriate by Lender to cure such default, and (iii) such Obligor shall continue to diligently pursue such actions, such cure period shall be extended for a period of THIRTY (30) days.

(c)                                  Representations.  Any representation contained herein or in any of the other Loan Documents made by an Obligor is false, misleading or erroneous in any material respect when made or deemed to have been made in any material respect.

(d)                                 Default Under Other Indebtedness.  The occurrence of any event which permits the acceleration of the maturity of any indebtedness for borrowed money in an aggregate principal amount in excess of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) owing by any Obligor to any third party under any agreement or understanding.

(e)                                  Insolvency.  If any Obligor (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of its assets, either in a proceeding brought by it or in a proceeding brought against it and such appointment is not discharged or such possession is not terminated within SIXTY (60) days after the effective date thereof or it consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, Bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against it under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within SIXTY (60) days after the filing thereof, or an order for relief naming it is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by it; or (v) fails to have discharged within a period of SIXTY (60) days any attachment, sequestration or similar writ levied upon any property of it.

(f)                                   Judgment.  The entry of any judgment against any Obligor or the issuance or entry of any attachments or other liens against any of the property of such Obligor for an amount in excess of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) individually or ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) in the aggregate, in either case if uninsured, undischarged, unbonded or undismissed on the date on which such judgment could be executed upon.

(g)                                  Action Against Collateral.  The Collateral or any portion thereof is taken on execution or other process of law in any action.

(h)                                 Change in Control.  (i) CURTIS HODGSON and/or KENNETH SHIPLEY shall cease to be active in the management of Debtor, or (ii) a majority of the record or beneficial ownership of Debtor shall have been transferred, assigned or hypothecated to any Person other than those Persons who shall own such interests as of the Effective Date.

(i)                                     ERISA Default.  Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any prohibited transaction involving any plan; (ii) any reportable event with respect to any plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any plan or the termination of any plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a multiemployer plan or the reorganization, insolvency, or termination of any multiemployer plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Lender subject Debtor to any tax, penalty, or other liability to a plan, a multiemployer plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00).

(j)                                    Death or Incompetence of an Obligor; Dissolution of Certain Person.  Any Obligor that is (i) a natural Person shall have died or have been declared incompetent by a court of proper jurisdiction, or (ii) not a natural Person shall have been dissolved, liquidated, or merged or consolidated with or into any other Person without the prior written consent of Lender, provided, however, the death or legal incapacity of any Obligor that is a natural person shall not be an Event of Default if, within THIRTY (30) days of the date of such death or incapacity, the representative or legal guardian of such Obligor or Obligor’s estate affirms in writing (which instrument shall be in form and substance satisfactory to Lender) (i) the obligations of such Obligor estate pursuant to the Loan Documents, and (ii) that no distributions shall be made from such estate without the prior written consent of Lender.

(k)                                 Action of Lien Holder.  The holder of any lien or security interest on the Collateral (without hereby implying the consent of Lender to the existence or creation of any such lien or security interest on the Collateral), declares a default thereunder or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

(l)                                     Material Adverse Effect.  Any event shall have occurred or is continuing which shall have had a Material Adverse Effect.

(m)                             Loan Documents.  (i) The Loan Documents shall at any time after their execution and delivery and for any reason cease (1) to create a valid and perfected first priority security interest (subject to Permitted Encumbrances) in and to the Collateral; or (2) to be in full force and effect or shall be declared null and void, or (ii) the validity of enforceability the Loan Documents shall be contested by any Obligor or any other Person party thereto or any Obligor shall deny it has any further liability or obligation under the Loan Documents.

Nothing contained in this Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative.

13.                               Remedies and Related Rights.  If an Event of Default shall have occurred and be continuing, and without limiting any other rights and remedies provided herein, under any of the Loan Documents or otherwise available to Lender, Lender may exercise one or more of the rights and remedies provided in this Section.

(a)                                 Remedies.  Upon the occurrence of any one or more of the foregoing Events of Default, (i) the entire unpaid balance of principal of the Note, together with all accrued but unpaid interest thereon, and all other Indebtedness owing to Lender by Debtor at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Debtor, and (ii) Lender may, at its option, cease further advances under the Note and this Agreement; provided, however, concurrently and automatically with the occurrence of an Event of Default under Subsection 12(e) further advances under the Loan Documents shall automatically cease, the Indebtedness at such time shall, without any action by Lender, become due and payable, without further notice, demand, presentation, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or notice of protest of any kind, all of which are expressly waived by Debtor.  All rights and remedies of Lender set forth in this Agreement and in any of the other Loan Documents may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default, and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

(b)                                 Other Remedies.  Upon the occurrence and during the continuation of any one or more of the foregoing Events of Default, Lender may from time to time at its discretion, without limitation and without notice except as expressly provided in any of the Loan Documents:

(i)                                     Exercise in respect of the Collateral all the rights and remedies of a secured party under the Code (whether or not the Code applies to the affected Collateral);

(ii)                                  Require Debtor to, and Debtor hereby agrees that it will at its expense and upon request of Lender, assemble the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties;

(iii)                               Reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest granted hereunder by any available judicial procedure;

(iv)                              Sell or otherwise dispose of, at its office, on the premises of Debtor or elsewhere, the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale or other disposition of any part of the Collateral shall not exhaust Lender’s power of sale, but sales or other dispositions may be made from time to time until all of the Collateral has been sold or disposed of or until the Indebtedness has been paid and performed in full), and at any such sale or other disposition it shall not be necessary to exhibit any of the Collateral;

(v)                                 Buy the Collateral, or any portion thereof, at any public sale;

(vi)                              Buy the Collateral, or any portion thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations;

(vii)                           Apply for the appointment of a receiver for the Collateral, and Debtor hereby consents to any such appointment; and

(viii)                        At its option, retain the Collateral in satisfaction of the Indebtedness whenever the circumstances are such that Lender is entitled to do so under the Code or otherwise.

Debtor agrees that in the event Debtor is entitled to receive any notice under the Code, as it exists in the state governing any such notice, of the sale or other disposition of any Collateral, reasonable notice shall be deemed given when such notice is deposited in a depository receptacle under the care and custody of the United States Postal Service, postage prepaid, at Debtor’s address set forth on the signature page hereof, TEN (10) days prior to the date of any public sale, or after which a private sale, of any of such Collateral is to be held.  Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c)                                  Application of Proceeds.  If any Event of Default shall have occurred and is continuing, Lender may at its discretion apply or use any cash held by Lender as Collateral, and any cash proceeds received by Lender in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the Collateral as follows in such order and manner as Lender may elect:

(i)                                     to the repayment or reimbursement of the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Lender in connection with (1) the administration of the Loan Documents, (2) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (3) the exercise or enforcement of any of the rights and remedies of Lender hereunder;

(ii)                                  to the payment or other satisfaction of any liens and other encumbrances upon the Collateral;

(iii)                               to the satisfaction of the Indebtedness;

(iv)                              by holding such cash and proceeds as Collateral;

(v)                                 to the payment of any other amounts required by applicable law; and

(vi)                              by delivery to Debtor or any other party lawfully entitled to receive such cash or proceeds whether by direction of a court of competent jurisdiction or otherwise.

(d)                                 License.  Lender is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default, without charge, Debtor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of an Event of Default, Debtor’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit.

(e)                                  Deficiency.  In the event that the proceeds of any sale of, collection from, or other realization upon, all or any part of the Collateral by Lender are insufficient to pay all amounts to which Lender is legally entitled, each Obligor (unless otherwise provided) shall be liable for the deficiency, together with interest thereon as provided in the Loan Documents.

(f)                                   Non-Judicial Remedies.  In granting to Lender the power to enforce its rights hereunder without prior judicial process or judicial hearing, Debtor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require Lender to enforce its rights by judicial process.  Debtor recognizes and concedes that non-judicial remedies are consistent with the usage of trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.  Nothing herein is intended to prevent Lender or Debtor from resorting to judicial process at either party’s option.

(g)                                  Use and Possession of Certain Premises.  Upon the occurrence of an Event of Default, Lender shall be entitled to occupy and use any premises owned or leased by Debtor where any of the Collateral or any records relating to the Collateral are located until the Indebtedness is paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay Debtor for such use and occupancy.

(h)                                 Other Recourse.  Each Obligor waives any right to require Lender to proceed against any third party, exhaust any Collateral or other security for the Indebtedness, or to have any third party joined with Debtor in any suit arising out of the Indebtedness or any of the Loan Documents, or pursue any other remedy available to Lender.  Each Obligor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension of the Indebtedness.  Each Obligor further waives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party.  Until all of the Indebtedness shall have been paid in full, Obligor shall have no right of subrogation and each Obligor waives the right to enforce any remedy which Lender has or may hereafter have against any third party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Lender.  Each Obligor authorizes Lender, and without notice or demand and without any reservation of rights against such Obligor and without affecting such Obligor’s liability hereunder or on the Indebtedness to (i) take or hold any other property of any type from any third party as security for the Indebtedness, and exchange, enforce, waive and release any or all of such other property, (ii) apply such other property and direct the order or manner of sale thereof as Lender may in its discretion determine, (iii) renew, extend, accelerate, modify, compromise, settle or release any of the Indebtedness or other security for the Indebtedness, (iv) waive, enforce or modify any of the provisions of any of the Loan Documents executed by any third party, and (v) release or substitute any third party.

(i)                                     No Waiver; Cumulative Remedies.  No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

(j)                                    Equitable Relief.  Debtor recognizes that in the event Debtor fails to pay, perform, observe, or discharge any or all of the Indebtedness, any remedy at law may prove to be inadequate relief to Lender.  Debtor therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

14.                               Indemnity.  Debtor hereby indemnifies and agrees to hold harmless Lender, and its officers, directors, employees, agents and representatives (each an “Indemnified Person”) from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature (collectively, the “Claims”) which may be imposed on, incurred by, or asserted against, any Indemnified Person arising in connection with the Loan Documents, the Indebtedness or the Collateral (including without limitation, the enforcement of the Loan Documents and the defense of any Indemnified Person’s actions and/or inactions in connection with the Loan Documents).  WITHOUT LIMITATION, THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO ANY CLAIMS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH AND/OR ANY OTHER INDEMNIFIED PERSON, EXCEPT TO THE LIMITED EXTENT THE CLAIMS AGAINST AN INDEMNIFIED PERSON ARE PROXIMATELY CAUSED BY SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  If Debtor or any third party ever alleges such gross negligence or willful misconduct by any Indemnified Person, the indemnification provided for in this

Section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as (a) a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct, or (b) Lender has expressly agreed in writing with Debtor that such Claim is proximately caused by such Indemnified Person’s gross negligence or willful misconduct.  The indemnification provided for in this Section shall survive the termination of this Agreement and shall extend and continue to benefit each individual or entity that is or has at any time been an Indemnified Person hereunder.

15.                               Limitation of Liability.  Neither Lender nor any officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and Debtor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Debtor in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Debtor hereby waives, releases, and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

16.                               No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Obligor or any of any Obligor’s equity holders or any other Person.  Documents in connection with the transactions contemplated hereunder have been prepared by GARDERE WYNNE SEWELL LLP (“Lender’s Counsel”).  Debtor acknowledges and understands that Lender’s Counsel is acting solely as counsel to Lender in connection with the transaction contemplated herein, is not representing Debtor in connection therewith, and has not, in any manner, undertaken to assist or render legal advice to Debtor with respect to this transaction.  Each Obligor has been advised to seek other legal counsel to represent each of their interests in connection with the transactions contemplated herein.

17.                               Lender Not Fiduciary.  The relationship between Obligors and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with any Obligor, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between any Obligor and Lender to be other than that of debtor and creditor.

18.                               Waiver and Agreement.  Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any provision in this Agreement or in any of the other Loan Documents and no departure by any Obligor therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing.  No modification or amendment to this Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

19.                               Benefits.  This Agreement shall be binding upon and inure to the benefit of Lender and Obligors, and their respective successors and assigns, provided, however, that no Obligor may, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Agreement or any of the other Loan Documents.

20.                               Notices.  All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (a) personal delivery, (b) expedited delivery service with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the time of the expedited delivery and in the manner provided herein, or in the case of mail, upon the THIRD (3rd) day after deposit in a depository receptacle under the care and custody of the United States Postal Service.  Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address.

21.                               Construction; Venue; Service of Process.  The Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in the county in Texas where Lender’s address set forth on the signature page hereof is located (the “Venue Site”).  Any action or proceeding against any Obligor under or in connection with any of the Loan Documents may be brought in any state or federal court within the Venue Site.  Each Obligor hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum.  Each Obligor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions this Agreement.  Nothing in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against any Obligor or with respect to any of its property in courts in other jurisdictions.  Any action or proceeding by any Obligor against Lender shall be brought only in a court located in the Venue Site.

22.                               Invalid Provisions.  If any provision of the Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of the Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

23.                               Expenses.  Debtor shall pay all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with (a) the drafting and execution of the Loan Documents and the transactions contemplated therein; provided that Lender’s attorneys’ fees incurred in connection with the drafting and execution of the Loan Documents (exclusive of third party search, document and filing fees incurred by its attorneys in connection therewith) shall not exceed FIFTEEN THOUSAND AND NO/100 DOLLARS ($15,000.00), (b) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (c) any action in the enforcement of Lender’s rights upon the occurrence of an Event of Default.

24.                               Participation of the Loans.  Debtor agrees that Lender may, at its option, sell interests in the Loans and its rights under this Agreement to a financial institution or institutions and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Debtor to each prospective purchaser subject to obtaining a confidentiality agreement with each prospective purchaser prior to disclosing Debtor’s confidential information.

25.                               Conflicts.  Except as otherwise expressly provided in the Note, in the event any term or provision of this Agreement is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Agreement shall be controlling.

26.                               Counterparts.  The Loan Documents may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

27.                               Survival.  All representations and warranties made in the Loan Documents or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of the Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.

28.                               Waiver of Right to Trial by Jury.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF THE LOAN DOCUMENTS OR THE ACTS OR FAILURE TO ACT OF OR BY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THE LOAN DOCUMENTS.

29.                               Patriot Act Notice.  Lender hereby notifies each Obligor that pursuant to the requirements of Section 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318 (the “Act”), that Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.

30.                               Disclosure Relating to Collateral Protection Insurance.  As of the date of this disclosure, Debtor and Lender have or shall have consummated a transaction pursuant to which Lender has agreed to make Loans to Debtor.  Debtor has pledged Collateral to secure the Indebtedness in accordance with the Loan Documents.  This notice relates to Debtor’s obligations with respect to insuring the Collateral against damage.  To this end, Debtor must do the following:

(a)                                 Keep the Collateral insured against damage in the amount equal to the Indebtedness or as otherwise required by the Loan Documents;

(b)                                 Purchase the insurance from an insurer that is authorized to do business in Texas or an eligible surplus lines insurer;

(c)                                  Name Lender the person to be paid under the policy in the event of loss; and

(d)                                 Deliver to Lender a copy of the policy and proof of the payment of premiums.

Lender may obtain collateral protection insurance on behalf of Debtor at Debtor’s expense if Debtor fails to meet any of the foregoing requirements.

31.                               Notice of Final Agreement.  It is the intention of each Obligor and Lender that the following NOTICE OF FINAL AGREEMENT be incorporated by reference into each of the Loan Documents (as the same may be amended, modified or restated from time to time).  Each Obligor and Lender warrant and represent that the entire agreement made and existing by or among each Obligor and Lender with respect to the Loans is and shall be contained within the Loan Documents, and that no agreements or promises exist or shall exist by or among, any Obligor and Lender that are not reflected in the Loan Documents.

NOTICE OF FINAL AGREEMENT

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

AGREED as of the date first written above.

LENDER:		ADDRESS:

CAPITAL ONE, N.A.		600 N. Pearl, Suite 2500
Dallas, TX 75201
By:	/s/ Seth Allen
Name:	Seth Allen
Title:	Senior Vice President

With copies of notices to:		Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, TX 75201-4761
Attention: Steven S. Camp

DEBTOR:		ADDRESS:

LEGACY HOUSING, LTD		4801 Mark IV Parkway
Fort Worth, TX 76106
By:	GPLH, LC
Its:	General Partner

By:	/s/ Curtis Hodgson
Name:	Curtis Hodgson
Title:	Manager

SIGNATURES CONTINUED ON THE FOLLOWING PAGE

JOINDER OF GUARANTOR

GUARANTOR hereby agrees and consents to the provisions of this Agreement and agrees to be bound by the terms and conditions set forth therein.  All representations and warranties applicable to Guarantor contained in the Agreement are true and correct on and as of the Effective Date.

GUARANTOR:	ADDRESS:

4801 Mark IV Parkway
/s/ CURTIS HODGSON	Fort Worth, TX 76106
CURTIS HODGSON

4801 Mark IV Parkway
/s/ KENNETH SHIPLEY	Fort Worth, TX 76106
KENNETH SHIPLEY

Documents Prepared By:

Steven S. Camp

Gardere Wynne Sewell LLP

1601 Elm Street, Suite 3000

Dallas, TX  75201

214-999-4354

SCHEDULE I
TO
LOAN AND SECURITY AGREEMENT

Existing Liens

None.

SCHEDULE II
TO
LOAN AND SECURITY AGREEMENT

Permitted Real Property Debt

1.                                      4801 Mark IV Parkway, Fort Worth, TX 76106

2.                                      103 N. Neal Street, Commerce, TX 75248

3.                                      301 Bishop Street, Commerce, TX 75248

SCHEDULE III
TO
LOAN AND SECURITY AGREEMENT

Patents, Copyrights, Trademarks and Licenses

Copyright	Number	Date
Floorplan 164411FKA.	VAu000992580	2009
Floorplan 164411FKB.	VAu000992578	2009
Floorplan 164411FLA	VAu000992577	2009
Floorplan 164411FLB.	VAu000992581	2009
Floorplan 1868FKA.	VAu000978866	2009
Floorplan Model 1868-22FLA.	VAu000979177	2009
Floorplan Model 1868FKB.	VAu000978871	2009
Floorplan Model 1876-32FKA.	VAu000978872	2009
Floorplan Model 1880-22MRA.	VAu000978873	2009
Floorplan Model 1880-32A.	VAu000978875	2009
Floorplan Model 1880-32B.	VAu000978877	2009
Floorplan Model 1880-32FKA.	VAu000978878	2009
Floorplan Model 1880-42A.	VAu000978880	2009
Floorplan Model 1880-42B.	VAu000978882	2009
Floorplan Model LH32566432A Offset DW.	VAu000986189	2009

SCHEDULE IV

TO

LOAN AND SECURITY AGREEMENT

Debt

None.